Exhibit 10.1

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

by and between

YANGTZE RIVER DEVELOPMENT LIMITED,

ARMADA ENTERPRISES GP, LLC,

and

WIGHT INTERNATIONAL CONSTRUCTION, LLC

dated as of

October 3, 2016

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

This Contribution, Conveyance and Assumption Agreement (this "Agreement") is made and entered into as of October 3, 2016, by and between Yangtze River Development, Ltd., a Nevada corporation (the "Contributor" or "YERR"), Armada Enterprises GP, LLC, a Delaware limited liability company (the "General Partner"), AND the General Partner's subsidiary, Wight International Construction, LLC, a Delaware limited liability company ("Wight Construction"). Each party to this Agreement is sometimes referred to in this Agreement individually as a "Party" and collectively as the "Parties." Capitalized terms used herein and not defined have the respective meanings set forth in Article I.

RECITALS:

WHEREAS, the General Partner is the majority shareholder of Bim Homes, Inc., a Delaware corporation (the "Acquirer"), holding 76% of the Acquirer's outstanding stock, and has appointed its Chief General Counsel as the Acquirer's Sole Director and Officer.

WHEREAS, the Acquirer's Board of Directors has begun preparing a plan of conversion ("Plan") to convert Acquirer ("Conversion") from a Delaware corporation to a Delaware limited partnership to be known as Armada Enterprises LP ("Partnership").

WHEREAS, in conjunction with the Conversion, the General Partner will contribute its interests in the Armada Entities to the Acquirer in exchange for limited partner interests ("LP Units").

WHEREAS, the Contributor shall contribute a convertible promissory note in the amount of $500 million USD (the "Contributed Note") and 60,000,000 shares of its common stock, which is trading on the OTC Markets over-the-counter exchange under the ticker, YERR (the "Contributed Stock");

WHEREAS, of the 60,000,000 shares of the Contributed Stock, Contributor shall issue 50,000,000 shares of them at the Closing and shall reserve with its stock transfer agent the remaining 10,000,000 shares of the Contributed Stock for issuance to the Acquirer upon the General Partner procuring One Billion US Dollars ($1,000,000,000.00 USD) in construction financing for the Project to be provided over a three-year period or completion of the Project, whichever is sooner;

WHEREAS, in addition to the 10,000,000 shares of the Contributed Stock reserved with the Contributor's transfer agent, the Contributor shall reserve with its stock transfer agent an additional 50,000,000 shares of its common stock for conversion of the Contributed Note ("Conversion Reserve Shares");

WHEREAS, for convenience, the General Partner shall direct the Contributor to contribute all of the Contributed Stock and the Contributed Note (collectively, the "YERR Contribution"), Wight International Construction, LLC, an entity affiliated with the General Partner and a Delaware limited liability company ("Wight Construction"), as of the Effective Time in exchange for the consideration, and on the other terms and conditions, set forth in this Agreement (the foregoing recitals shall be collectively referred to as the "Transactions");

WHEREAS, General Partner has determined that Transactions are fair and reasonable to, and in the best interests of, the Acquirer and the Acquirer's public common shareholders, and recommended that the Acquirer's board of directors approve the Transactions and, subsequently, the board of directors has approved the Transactions; and

WHEREAS, at the Closing, on the terms and conditions set forth in this Agreement, each of the events and transactions set forth in Section 2.1 below shall occur.

NOW, THEREFORE, in consideration of the mutual undertakings and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms below:

"Accountant" has the meaning set forth in Section 2.3(b)(ii).

"Acquirer" has the meaning set forth in the preamble to this Agreement.

"Acquirer Acquisition Units" means LP Units representing limited partner interests in post-Conversion Acquirer, which are being issued at a $10.00 LP Unit value, provided, however such LP Units do not receive their minimum quarterly distribution nor participate in other distributions until they "vest" by the Contributed Stock or YERR meeting certain distribution milestones to the Armada Entities.

"Acquirer Common Units" means LP Units representing limited partner interests in the post-Conversion Acquirer that are entitled to receive the minimum quarterly distributions, which shall be set forth in the partnership agreement at $0.125 per LP Unit, and other distributions, as declared by the General Partner.

"Acquirer Financial Statements" has the meaning set forth in Section 4.9.

"Acquirer Fundamental Representations" means the representations and warranties of the Acquirer set forth in Sections 4.1(a), 4.2, 4.5 and 4.6.

"Acquirer Indemnitees" has the meaning set forth in Section 8.2.

"Acquirer Material Adverse Effect" means any change, circumstance, effect or condition that, individually or in the aggregate: (a) is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Acquirer, taken as a whole, other than any change, circumstance, effect or condition to the extent resulting or arising from (i) any general change in the industries in which the members of the Armada Entities operate (including any change in the prices of crude oil or other hydrocarbon products or industry margins), (ii) any change in general market, economic, financial, political or securities market conditions generally, (iii) any change resulting from any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (iv) any regulatory changes or changes in Law or GAAP, (v) any change in the market price or trading volume of the Acquirer Common Units but not the underlying cause of such change or (vi) the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of the Transactions, provided that in the case of clauses (i), (ii), (iii) or (iv), the impact on the Armada Entities, taken as a whole, is not disproportionate to the impact on other companies in the industries in which the members of the Armada Entities operate, or (b) materially adversely affects, or would reasonably be expected to materially adversely affect, the Acquirer's or its Affiliates', as the case may be, ability to satisfy its obligations under the Transaction Documents.

"Acquirer Review Period" has the meaning set forth in Section 2.3(b)(ii).

"Actual Capital Expenditures" has the meaning set forth in Section 2.3(a)(ii).

"Adjusted Cash Consideration" has the meaning set forth in Section 2.3(a).

"Adjustment Notice" has the meaning set forth in Section 2.3(b).

"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise.

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"Agreement" has the meaning set forth in the preamble to this Agreement.

"Armada Entities" means the Acquirer's subsidiary operating and holding companies that will be contributed to the Acquirer after the Conversion.

"Issuance Resolution" means that certain issuance resolution from the Contributor in the form attached as Exhibit B hereto to issue the Contributed Stock in the name of the Armada Operating Company.

"Business" means the Contributor's real estate, infrastructural and port logistics development operations as part of the large infrastructure development project along the Yangtze River in Wuhan, Hubei Province of China implemented by the People's Republic of China under its the "One Belt One Road" initiative (the "Project") for which Wight International Construction, an Armada Entity, shall be a contractor pursuant to the Construction MOU and Construction Agreement.

"Cap" has the meaning set forth in Section 8.8(a).

"Cash Consideration" has the meaning set forth in Section 2.2.

"Closing" has the meaning set forth in Section 7.1.

"Closing Date" has the meaning set forth in Section 7.1.

"Code" has the meaning set forth in Section 7.2(h).

"Commission" means the United States Securities and Exchange Commission.

"Conflicts Committee" has the meaning set forth in the recitals to this Agreement.

"Consent" has the meaning set forth in Section 3.4.

"Construction Agreement" means the contract to be signed between the Contributor or its applicable Subsidiary and Armada Entity, Wight International Construction, LLC, to be the Engineering Procurement and Construction firm for the Business, as allowed subject to Contributor's contractual obligations to the Chinese government.

"Construction MOU" means the memorandum of understanding to be executed as part of the Transaction Documents outlining the major material terms of the Construction Agreement as a binding agreement until the Construction Agreement can be diligenced, negotiated and signed.

"Contract" means any contract, commitment, instrument, undertaking, lease, sublease, note, mortgage, conditional sales contract, license, sublicense, franchise agreement, indenture, settlement, Permit or other legally binding agreement.

"Contributed Assets" means the Contributed Note and the Contributed Stock.

"Contributed Note" means the convertible promissory note issued by the Contributor payable to Wight International Construction, LLC ("Wight Construction") for which interest payments shall be deferred for a period of 3 years from its date of issuance.

"Contributed Stock" has the meaning set forth in the recitals to this Agreement.

"Contributor" has the meaning set forth in the preamble to this Agreement.

"Contributor Indemnitees" has the meaning set forth in Section 8.1.

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"Control" means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling" and "Controlled" have correlative meanings.

"Conversion Reserve Shares" means the 50,000,000 shares of the Contributor's common stock to be irrevocable reserved with the Contributor's stock transfer agent for issuance upon conversion of the Contributed Note.

"Damages" has the meaning set forth in Section 8.1.

"De Minimis Claim" has the meaning set forth in Section 8.8(a).

"Debt" means (a) any indebtedness or other obligation for borrowed money; (b) any indebtedness evidenced by any note, bond, debenture or other security or similar instrument; (c) any Liabilities for the deferred purchase price of property or other assets (including any "earn-out" or similar payments) (other than trade account payables incurred in the ordinary course of business consistent with past practice); (d) any Liabilities in respect of any lease of real or personal property (or a combination thereof), which Liabilities are required to be classified and accounted for under GAAP as capital leases (other than truck leases); (e) any accrued interest, premiums, termination payments, penalties, "breakage costs," redemption fees, make-whole payments and other obligations relating to the foregoing; and (f) any guarantee of indebtedness referred to in clauses (a) through (e).

"Deductible" has the meaning set forth in Section 8.8(a).

"Determination Date" has the meaning set forth in Section 2.3(b)(ii).

"Dispute" has the meaning set forth in Section 10.4.

"Effective Time" has the meaning set forth in the preamble of the Assignment and Bill of Sale of Contributed Assets.

"Enforceability Exceptions" has the meaning set forth in Section 3.2.

"Environmental Laws" means any and all applicable federal, state and local Laws relating to the prevention of pollution or protection of human health, natural resources, endangered species or the environment or imposing liability or standards of conduct concerning any handling or transportation of Hazardous Materials, which in China are codified as the China National Standards, ROHS, REACH.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Financial Advisor" has the meaning set forth in the recitals to this Agreement.

"Fundamental Representations" means the representations and warranties of the Contributor set forth in Sections 3.1(a), 3.1(c), 3.2, 3.7, 3.10 and 3.11.

"GAAP" means generally accepted accounting principles in the United States of America.

"General Partner" has the meaning set forth in the recitals to this Agreement.

"Governmental Approval" has the meaning set forth in Section 3.4.

"Governmental Authority" means (a) any supranational, national, federal, state, local, municipal, foreign or other governmental or quasi-governmental authority and (b) any department, agency, commission, board, subdivision, bureau, instrumentality, court or other tribunal of any of the foregoing in clause (a).

"Indemnity Claim" has the meaning set forth in Section 8.3.

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"JAMS" means Judicial Arbitration and Mediation Services which shall administer arbitration of any disputes among the parties pursuant to section 10.4.

"Knowledge of Contributor" or "Contributor's Knowledge" and any variations thereof or words to the same effect means the actual knowledge of the persons set forth on Schedule 1.1(a) hereto.

"Law" means all laws (including common law), statutes, rules, regulations, ordinances, directives, Orders or any similar provisions having the force or effect of Law of any Governmental Authority.

"Liability" or "Liabilities" means any direct or indirect liability, indebtedness, Damage, Tax, interest, penalty, amount paid in settlement, judgment, assessment, deficiency, guaranty or endorsement of or by any Person, in the case of each of the foregoing, whether absolute or contingent, matured or unmatured, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated.

"Lien" means any lien, mortgage, security interest, pledge, deposit, option, easement, right of way, charge or encumbrance, encroachment, conditional sales agreement, deed of trust, deed to secure indebtedness or other similar restriction.

"Litigation" has the meaning set forth in Section 3.5.

"Material Adverse Effect" means any change, circumstance, effect or condition that, individually or in the aggregate: (a) is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Business, other than any such change, circumstance, effect or condition to the extent resulting or arising from (i) any change in the crude petroleum and petroleum condensate transportation industry generally (including any change in the prices of crude oil or other hydrocarbon products or industry margins), (ii) any change in general market, economic, financial, political or securities market conditions generally, (iii) any change resulting from any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (iv) any regulatory changes or changes in Law or GAAP or (v) the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of the Transactions, provided that in the case of clauses (i), (ii), (iii) or (iv), the impact on the Business is not disproportionate to the impact on other crude petroleum and petroleum condensate transportation companies; or (b) materially adversely affects, or could reasonably be expected to materially adversely affect, the Contributor's or its Affiliates', as the case may be, ability to satisfy its obligations under the Transaction Documents.

"Material Contract" means (a) any Contract that, as of the date hereof, is reasonably expected to result in revenues to YERR in an amount greater than $250,000 during any calendar year, (b) any Contract relating to the ownership or operation of the Business that, as of the date hereof, is reasonably expected to provide for revenues to, costs or expenses of or require commitments in an amount greater than $250,000 during any calendar year, and (c) any other Contract affecting Business, the loss of which could have a Material Adverse Effect.

"Negotiation Period" has the meaning set forth in Section 2.3(b)(ii).

"New Acquisition Units" means 100,000,000 Acquirer Acquisition Units, which shall be issued unvested in regards to its rights to receive distributions from the Acquirer and shall vest and become Acquirer Common Units with all accordant rights to distributions from the Acquirer once the interest payments on the Contributed Note begin, and shall be issued to the Contributor upon the contribution of the Wight Construction to the Acquirer by the General Partner.

"Order" means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.

"Organizational Documents" means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders' agreement, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

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"Party" or "Parties" has the meaning set forth in the preamble to this Agreement.

"Permits" means permits, licenses, certificates, Orders, approvals, authorizations, grants, consents, concessions, warrants, franchises, registrations, exemptions, variances, permissions and similar rights and privileges.

"Person" means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

"Post-Closing Statement" has the meaning set forth in Section 2.3(b).

"Pre-Closing Period" has the meaning set forth in Section 5.1.

"Project" means the Contributor's large infrastructure development project along the Yangtze River in Wuhan, Hubei Province of China implemented under the "One Belt One Road" initiative by the government of the People's Republic of China.

"SEC Documents" has the meaning set forth in Section 4.9.

"Securities Act" has the meaning set forth in Section 3.11.

"Subsidiary" means, with respect to any Person, (a) a corporation of which more than fifty percent (50%) of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than fifty percent (50%) of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person; provided, however, that with respect to the Contributor, the term "Subsidiary" shall exclude the Armada Entities.

"Tax" or "Taxes" means (a) any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof; and (b) any liability for any item described in (a) payable by reason of contract, assumption, transferee liability, operation of law (e.g., a liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a consolidated, combined or unitary group for any period) or otherwise.

"Tax Authority" means any Governmental Authority having jurisdiction over the imposition, collection, administration, payment or reporting of any Tax.

"Tax Proceeding" has the meaning set forth in Section 5.8(d).

"Tax Return" means any report, statement, form, return, declaration, claim for refund or other document or information (including any related or supporting information or schedules) required to be supplied to a Tax Authority in connection with Taxes, including any supplement or amendment thereof.

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"Transaction Documents" means this Agreement, the Subscription Agreement for the Contributed Stock, the Contributed Note and the Securities Purchase Agreement for the Contributed Note, the Construction MOU and each of the other documents and certificates to be delivered at Closing pursuant to Section 7.2 and Section 7.3.

"Transaction Taxes" has the meaning set forth in Section 2.5.

"Transactions" has the meaning set forth in the recitals to this Agreement.

"Treasury Regulations" means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

"Wight Construction" means Wight International Construction, LLC, a Delaware limited liability company.

"YERR Contribution" has the meaning set forth in the recitals to this Agreement and includes the Contributed Stock and the Contributed Note.

"YERR Subscription Agreements" means those certain Subscription Agreements for the Contributed Stock and the Securities Purchase Agreement for the Contributed Note.

ARTICLE II

CONTRIBUTIONS, CONVEYANCES, ACKNOWLEDGMENTS AND DISTRIBUTIONS

2.1        Contributions. At the Closing, on the terms and subject to the conditions of this Agreement, the Contributor shall contribute, assign, transfer and convey, at the direction of the General Partner, to Wight Construction (i) the Contributed Note, in exchange for the consideration set forth in Section 2.2, and the General Partner shall cause Wight Construction to accept the YERR Contribution, and (ii) 60,000,000 shares of the Contributed Stock, at an agreed per share price of $8.33, provided, however that of the 60,000,000 shares of Contributed Stock, 50,000,000 will be issued at the Closing fully paid and non-assessable free and clear of Liens (other than restrictions under applicable federal and state securities laws) and 10,000,000 will be reserved with the Contributor's stock transfer agent according to section 2.5 below.

2.2        Consideration. At the Closing, in consideration for the YERR Contribution, the General Partner shall issue to the Contributor, 100,000,000 Preferred B Membership Units in Wight Construction that will be exchanged for the New Acquisition Units when the General Partner contributes Wight Construction to the Acquirer, which will be after the Conversion.

2.3        Deposit. to the General Partner will deliver to Contributor a non-refundable $2 million USD ($2,000,000.00) ("Cash Investment") by selling certain investors of the Acquirer at least $12 million USD worth of the warrants issued by the Acquirer for underlying shares of its membership interests, which will convert to Acquirer LP Units in the Conversion. The Cash Investment will be held by the Contributor in escrow and as a break-up fee in the event that Acquirer does not obtain financing in the amount of at least fifty million US Dollars (US$50,000,000) for the Contributor (the "Break-up Fee"). The Break-up Fee shall become a working capital fund for the Contributor and its Business if the Acquirer obtains financing in the amount of at least fifty million US Dollars (US$50,000,000) ("Business Working Capital Fund").

2.4        Construction Agreement. As additional consideration for the Transactions, the Contributor will engage Wight Construction, as an Engineering Procurement and Construction firm for the Contributor's business, as applicable under Chinese Rules and Regulations, provided, however that in order for the Transactions to close prior to the due diligence to be completed for such an agreement ("Construction Agreement"), Contributor and Wight Construction shall first execute a memorandum of understanding ("Construction MOU") outlining the material terms upon with they will negotiate in good faith and agree upon in the Construction Agreement.

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2.5        Reserved Shares. At the Closing, the Contributor shall issue an instruction letter to its stock transfer agent, to reserve (a) 10,000,000 shares of its restricted common stock for issuance to the Acquirer upon (i) the General Partner procuring One Billion ($1,000,000,000.00 USD) in construction financing for the Project to be provided over a 3 year period, or (ii) Wight Construction completing its required Construction for the Project and (b) 50,000,000 Conversion Reserve Shares for conversion of the Contributed Note. The Contributor shall reserve a total of 60,000,000 shares of its common stock pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR

The Contributor represents and warrants to the Acquirer that:

3.1        Organization and Existence.

(a)        The Contributor is a corporation duly organized and is validly existing and in good standing under the laws of the State of Nevada with full corporate power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted.

(b)        The Contributor is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect.

(c)        As of the date hereof, the authorized capital stock of the Company consists of (i) 500,000,000 authorized shares of common stock, of which 172,269,446 shares are issued and outstanding, 0 shares are reserved for issuance pursuant to the Contributor's stock option plans, and, 60,000,000 shares shall be reserved as set forth in this Agreement; and (ii) 100,000,000 authorized shares of preferred stock of which 0 shares are issued and outstanding. All of such outstanding shares of capital stock are, or upon issuance will be, duly authorized, validly issued, fully paid and non-assessable. No shares of capital stock of the Contributor are subject to preemptive rights or any other similar rights of the shareholders of the Contributor or any liens or encumbrances imposed through the actions or failure to act of the Contributor. Except as disclosed in Schedule 3(c), as of the effective date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Contributor or any of its Subsidiaries, or arrangements by which the Contributor or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Contributor or any of its Subsidiaries, (ii) there are no agreements or arrangements under which the Contributor or any of its Subsidiaries is obligated to register the sale of any of its or their securities under the 1933 Act and (iii) there are no anti-dilution or price adjustment provisions contained in any security issued by the Contributor (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Notes. The Contributor has furnished to the Investor true and correct copies of the Contributor's Articles of Incorporation as in effect on the date hereof ("Certificate of Incorporation"), the Contributor's Bylaws, as in effect on the date hereof (the "By-laws"), and the terms of all securities convertible into or exercisable for Common Stock of the Contributor and the material rights of the holders thereof in respect thereto. The Contributor shall provide the Investor with a written update of this representation signed by the Contributor's Chief Executive or Chief Financial Officer on behalf of the Contributor as of the Closing Date.

3.2        Authority and Approval; Enforceability. The Contributor has the corporate power and authority to execute and deliver this Agreement and the Contributor and any of its applicable Affiliates has requisite power and authority to execute and deliver any other Transaction Document to which it is or will be a party, to consummate the Transactions and to perform all the terms and conditions of this Agreement and the Transaction Documents to be performed by it. The execution and delivery by the Contributor of this Agreement and the execution and delivery by the Contributor and each of its Affiliates, as applicable, of any Transaction Document to which it is or will be a party, the performance by the Contributor or its applicable Affiliate of all the terms and conditions hereof and thereof to be performed by it and the consummation of the Transactions have been duly authorized and approved by all requisite limited partnership, limited liability company, corporate or other action of the Contributor and each other applicable Affiliate of the Contributor. Each of this Agreement and any other Transaction Document to which the Contributor or any other Affiliate of the Contributor is or will be a party constitutes or will constitute, upon execution and delivery by each of the parties thereto, the valid and binding obligation of the Contributor or such Affiliate of the Contributor, enforceable against the Contributor or such Affiliate of the Contributor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity) (the "Enforceability Exceptions").

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3.3        No Conflict. Other than as set forth on Schedule 3.3, the execution by the Contributor or its applicable Affiliate of this Agreement and the other Transaction Documents to which the Contributor or any such Affiliate of the Contributor is or will be a party do not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the Transactions will not:

(a)        conflict with any of the provisions of the Organizational Documents of the Contributor or any of its Affiliates;

(b)        conflict with any provision of any Law or Order applicable to the Contributor or any of its Affiliates;

(c)        conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or give others the right to terminate any indenture, mortgage, Lien or Contract to which the Contributor or any of its Affiliates is a party or by which any of them is bound or to which any of the Contributed Interests or any of the Contributed Assets are subject;

(d)        result in the creation of, or afford any Person the right to obtain, any Lien on the capital stock or other equity interests, property or assets of the Contributor or any of its Affiliates under any such Contract; or

(e)        result in the revocation, cancellation, suspension or material modification of any Governmental Approval possessed by the Contributor or any of its Affiliates that is necessary or desirable for the ownership, lease or operation of the Business as now conducted by the Contributor and its Affiliates in all material respects, including any Governmental Approvals under any applicable Environmental Law;

except, in the case of clauses (b), (c), (d) and (e) as would not be reasonably expected to have a Material Adverse Effect and except for such as will have been cured at or prior to the Effective Time.

3.4        Consents. Other than as set forth in Schedule 3.4 (each item so listed, a "Consent"), no consent, approval, license, Permit, order, waiver, or authorization of, or registration, declaration, or filing with any Governmental Authority (each a "Governmental Approval") or other Person is required to be obtained or made by or with respect to the Contributor or any of its Affiliates in connection with:

(a)        the execution, delivery, and performance of this Agreement or the other Transaction Documents, or the consummation of the Transactions;

(b)        the enforcement against the Contributor or any of its Affiliates of its obligations under this Agreement or the other Transaction Documents; or

(c)        the conduct by the Acquirer of the Business immediately following the Closing as was conducted prior to the Closing;

except, in each case, as would not be reasonably expected to have a Material Adverse Effect.

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3.5        Laws and Regulations; Litigation. Except as set forth in Schedule 3.5 there are no pending or, to the Contributor's Knowledge, threatened claims, fines, actions, suits, litigation, demands, assertions, hearings, audits, investigations or proceedings (whether civil, criminal, administrative or investigative) or any arbitration or binding dispute resolution proceeding (collectively, "Litigation") against the Contributor or any of their respective properties as a result of or in connection with the ownership and operation of the Business (other than Litigation under any Environmental Law, which is the subject of Section 3.6) that (i) would be reasonably expected to have a Material Adverse Effect or (ii) seek any material injunctive relief with respect to the Business. The Business is, has been during the last Twelve (12) months, in compliance with all Laws (other than Environmental Laws, which are the subject of Section 3.6) of any Governmental Authority applicable to it, other than any noncompliance which is not material to the Business. No Litigation is pending or, to the Contributor's Knowledge, threatened to which the Contributor or any of its Affiliates is or may become a party that questions or involves the validity or enforceability of any of its respective obligations under this Agreement or the other Transaction Documents or seeks to prevent or delay, or damages in connection with, the consummation of the Transactions.

3.6        Environmental Matters. With respect to the Business:

(a)        are and during relevant time periods specified in all applicable statutes of limitations or in the event there is no applicable statute of limitation, since January 1, 2010, have been in compliance in all material respects with all Environmental Laws;

(b)        are not the subject of any outstanding material unresolved Order, agreement or arbitration award from any Governmental Authority under any Environmental Law relating to the Business;

(c)        have received all material Permits required of them under applicable Environmental Laws necessary to conduct the Business as presently conducted or in light of the current stage of development or construction;

(d)        are in compliance in all material respects with all material terms and conditions of are in compliance with China National Standards, ROHS, REACH and all relevant standards ("Environmental Laws";

(e)        are not subject to any pending or, to the Contributor's Knowledge, threatened Litigation under any Environmental Law with respect to which the Contributor or any of its Subsidiaries has been contacted in writing by or on behalf of the actual or potential plaintiff or claimant and that would be material in nature; and

(f)         do not have any Liability in connection with damage to natural resources or the release into the environment of any hazardous material that would reasonably be expected to be material in nature.

(e) have established relevant effective Environmental Protection protocols/measures; such protocols/measures are in compliance with with China National Standards, ROHS, REACH and all relevant standards.

3.7        Contributed Interests.

(a)        The Contributed Stock will be duly authorized, validly issued and fully paid (to the extent required by YERR's Organizational Documents) and non-assessable. The Contributed Stock was not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of local or state law applicable to such interests, YERR's Organizational Documents, or any Contract to which the Contributor or any of its Affiliates is a party or to which it or any of its properties or assets is otherwise bound.

(b)        The Contributor shall at all times have authorized, and reserved for the purpose of issuance, a sufficient number of shares of Common Stock to provide for the full conversion of the Contributed Note and issuance of Common Stock in conversion thereof (based on the conversion price of the Contributed Note). The Contributor shall not reduce the number of shares of Common Stock reserved for issuance upon conversion of the Contributed Note without the consent of the Acquirer. The Contributor shall at all times maintain the number of shares of Common Stock so reserved for issuance at an amount of 60,000,000 shares ("Reserved Amount"). If at any time the number of shares of Common Stock available to be reserved for issuance ("Authorized and Reserved Shares") is below the Reserved Amount, the Contributor will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of shareholders to authorize additional shares to meet the Contributor's obligations herein, in the case of an insufficient number of authorized shares, obtain shareholder approval of an increase in such authorized number of shares, and voting the management shares of the Contributor in favor of an increase in the authorized shares of the Contributor to ensure that the number of authorized shares is sufficient to meet the Reserved Amount.

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3.8        SEC Documents; Financials Statements. The Contributor is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and the Contributor has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior the date hereof). As of their respective dates, the financial statements of the Contributor included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Contributor and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year end audit adjustments). Except as set forth in the financial statements of the Contributor included in the SEC Documents, the Contributor has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to June 30, 2016 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such financial statements, which, individually or in the aggregate, are not material to the financial condition or operating results of the Contributor.

3.9        Permits. YERR holds or has a valid right to use, all Permits (other than environmental Permits, which are the subject of Section 3.6) that are necessary or desirable for the conduct of the Business (the "Material YERR Permits"), each in material compliance with applicable Laws. The Contributor or its Affiliates have complied in all material respects with all terms and conditions of the Material YERR Permits. None of such Material YERR Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the Transactions. There is no outstanding written notice, nor to the Contributor's Knowledge, any other notice of revocation, cancellation or termination of any Material YERR Permit. No Litigation is pending or, to the Contributor's Knowledge, threatened with respect to any alleged failure by the Contributor or its Affiliates (i) to have any Material YERR Permit necessary for the conduct of the Business and the ownership and operation of the YERR Pipeline or (ii) to be in compliance with any Material YERR Permit.

3.10        Brokerage Arrangements. Neither the Contributor nor any of its Affiliates has entered, directly or indirectly, into any Contract with any Person that would obligate the Acquirer or any of its Affiliates to pay any commission, brokerage or "finder's fee" or other fee in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, except for the Contributor's arrangements to Fusions Analytics, LLC.

3.11      Taxes.

(a)        All Tax Returns that are required to be filed by or with respect to YERR (or any of its Subsidiaries), the Contributed Assets or the Business at or prior to the Effective Time (taking into account any valid extension of time within which to file) have been or will be timely filed at or prior to the Effective Time and all such Tax Returns are or will be true, correct and complete in all material respects.

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(b)        Except as set forth on Schedule 3.12(b) all Taxes due and payable on or prior to the Closing Date by or with respect to YERR (or any of its Subsidiaries) have been fully paid and all deficiencies asserted or assessments made with respect to such Taxes have been paid in full or properly accrued for by the Contributor.

(c)        Except as set forth on Schedule 3.12(c), no examination, audit, claim, assessment, levy, or administrative or judicial proceeding regarding any of the Tax Returns described in Section 3.12(a) or any Taxes of or with respect to YERR (or any of its Subsidiaries or the Business is currently pending, has been proposed in writing or has been threatened.

(d)        Except as set forth on Schedule 3.12(d), no waivers or extensions of statutes of limitations have been given or requested in writing with respect to any amount of Taxes of or with respect to YERR (or any of its Subsidiaries) or the Business or any Tax Returns of or with respect to YERR (or any of its Subsidiaries), the or the Business.

(e)        There are no Liens (other than Permitted Liens) against YERR (or any of its Subsidiaries), that arose in connection with any failure (or alleged failure) to pay any Tax.

3.12     Material Contracts.

(a)        Set forth in Schedule 3.13(a) is a list, as of the date hereof, of each Material Contract to which the Contributor or any of its Affiliates is a party.

(b)        The Contributor has made available to the General Partner a correct and complete copy of each Material Contract. Except as would not reasonably be expected to have a Material Adverse Effect, each Material Contract is legal, valid and binding on and enforceable against YERR or its applicable Affiliates and, to the Contributor's Knowledge, the counterparty thereto, and each Material Contract will continue to be legal, valid and binding on and enforceable against YERR or its applicable Affiliates and, to the Contributor's Knowledge, the counterparty thereto, on identical terms following the consummation of the Transactions. Each Material Contract is in full force and effect, and none of YERR or its applicable Affiliates, as the case may be, or, to the Contributor's Knowledge, any counterparty thereto, is in breach or default thereunder and no event has occurred that upon receipt of notice or lapse of time or both would constitute any breach or default thereunder, except for such breaches or defaults as would not reasonably be expected to have a Material Adverse Effect. None of YERR or its applicable Affiliates has given or received from any third party any written notice of any action or intent to terminate or amend in any material respect any Material Contract except as provided in Schedule 3.13(b).

3.13     No Adverse Changes. Except as set forth in Schedule 3.14, since August 1, 2014:

(a)        there has not been a Material Adverse Effect;

(b)        there has been no acceleration or delay in, or postponement of, the payment of any Liabilities related to the Business in excess of $100,000;

(e)        there has been no acceleration or delay in the collection of any payment related to the Business in excess of $100,000;

(f)         there has been no declaration or payment of any non-cash dividend or other non-cash distribution in respect of the Contributed Stock; and

(g)        there is no Contract to do any of the foregoing.

3.14     Indebtedness. YERR has no Debt other than Debt which will be paid, settled, cancelled, discharged or otherwise released at or prior to the Effective Time, except as disclosed in its filings with the Securities and Exchange Commission.

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3.15     Absence of Undisclosed Liabilities. To the Contributor's Knowledge, YERR is not subject to, any material Liability, except Liabilities required to be incurred pursuant to this Agreement or the other Transaction Documents or otherwise in connection with the Transactions.

3.16     Chinese Rules and Regulations. YERR is in material compliance with all applicable orders and regulations of any application Chinese Rules or Statues that pertain to the Businesses. No regulatory approval is required in connection with execution of this Agreement by the Contributor or the consummation by the Contributor of the transactions contemplated hereby.

3.17     Employment Matters. Except as otherwise described in Section 5.11(c) or as would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions contemplated by this Agreement alone, or in combination with any other event, including a termination of any employee, officer or other service provider of the Contributor or any of its Affiliates, shall not give rise to any obligation with respect to any plan, program, policy agreement or arrangement of the Contributor or its Affiliates described in Section 5.11(i) that could otherwise subject the Acquirer or an Affiliate thereof to any liability, including liability for severance pay, unemployment compensation, termination pay, withdrawal liability or other employee benefits.

3.18     No Other Representations or Warranties. Except as set forth in this Article III, the Contributor makes no other express or implied representation or warranty with respect to the Contribution or the Transactions, and disclaims any other representations or warranties with respect thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ACQUIRER

The General Partner hereby represents and warrants to the Contributor that:

4.1       Organization and Existence.

(a)        Each of the Acquirer, the General Partner and each of the Armada Entities is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware, and Wight Construction has all corporate power and authority to own the YERR Contribution.

(b)        Each of the Acquirer, the General Partner and the Armada Entities is duly qualified to transact business as a limited partnership, limited liability company or corporation, as applicable, and is in good standing in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have an Acquirer Material Adverse Effect.

4.2       Authority and Approval; Enforceability. The Acquirer has the corporate and limited partnership power and authority to execute and deliver this Agreement, and the Acquirer and each of its Affiliates has requisite power and authority to execute and deliver any other Transaction Document to which it is or will be a party, to perform all the terms and conditions hereof and thereof to be performed by it and to consummate the Transactions. The execution and delivery by the Acquirer of this Agreement and the execution and delivery by the Acquirer and each of its Affiliates, as applicable, of any Transaction Document to which it is or will be a party, the performance by the Acquirer or its applicable Affiliate of all the terms and conditions hereof and thereof to be performed by it and the consummation of the Transactions have been duly authorized and approved by all requisite limited partnership, limited liability company, corporate or other action of the Acquirer or its Affiliates. Each of this Agreement and any other Transaction Document to which the Acquirer or any other Affiliate of the Acquirer is a party or will be a party constitutes or will constitute, upon execution and delivery by the each of the parties thereto, the valid and binding obligation of the Acquirer or such Affiliate of the Acquirer, as applicable, enforceable against the Acquirer or such Affiliate of the Acquirer in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

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4.3       No Conflict. Other than as set forth on Schedule 4.3, the execution by the Acquirer or its applicable Affiliates of this Agreement and the other Transaction Documents to which the Acquirer or such Affiliate of the Acquirer is or will be a party do not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the Transactions will not:

(a)        conflict with any of the provisions of the Organizational Documents of the Acquirer or any of its Affiliates;

(b)        conflict with any provision of any Law or Order applicable to the Acquirer or any of its Affiliates;

(c)        conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or give others the right to terminate any indenture, mortgage, Lien or Contract to which the Acquirer or any of its Affiliates is a party or by which any of them is bound;

(d)        result in the creation of, or afford any Person the right to obtain, any Lien on the capital stock or other equity interests, property or assets of the Acquirer or any of its Affiliates under any such Contract; or

(e)        result in the revocation, cancellation, suspension or material modification of any Governmental Approval possessed by the Acquirer or any of its Affiliates that is necessary or desirable for the ownership, lease or operation of its properties and other assets in the conduct of its business as now conducted by the Acquirer and its Affiliates in all material respects, including any Governmental Approvals under any applicable Environmental Law; except, in the case of clauses (b), (c), (d) and (e) as would not be reasonably expected to have an Acquirer Material Adverse Effect and except for such as will have been cured at or prior to the Effective Time.

4.4       Brokerage Arrangements. Neither the General Partner nor the Acquirer has not entered, directly or indirectly, into any Contract with any Person that would obligate the Contributor or any of its Affiliates to pay any commission, brokerage or "finder's fee" or other fee in connection with this Agreement or the transactions contemplated hereby.

4.5       Wight Construction Membership Interests. The Wight Construction membership interests, when issued in consideration for the YERR Contribution as provided by this Agreement, will be duly authorized, validly issued, fully paid (to the extend required by Wight Construction's Organizational Documents) and nonassessable (except as nonassessability may be affected by the Delaware Limited Liability Company Act) and free of any preemptive or similar rights (other than those set forth in Wight Construction's Operating Agreement)

4.6       New Acquisition Units. The New Acquisition Units being issued upon contribution of Wight Construction to the Acquirer as provided by this Agreement, will be duly authorized, validly issued, fully paid (to the extent required by the Acquirer's Organizational Documents) and nonassessable (except as such nonassessability may be affected by the Delaware Revised Uniform Limited Partnership Act) and free of any preemptive or similar rights (other than those set forth in the Acquirer's limited partnership agreement).

4.8       Investment. The General Partner, Acquirer and each of the Armada Entities is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act. The General Partner is familiar with investments of the nature of the Contributed Interests, understands that this investment involves substantial risks, has adequately investigated the Contributor and the Contributed Interests, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Contributed Interests, and is able to bear the economic risks of such investment. The General Partner has had the opportunity to visit with the Contributor and meet with its officers and other representatives to discuss the business, assets, liabilities, financial condition, and operations of YERR, has received all materials, documents and other information that the General Partner deems necessary or advisable to evaluate YERR and the Contributed Interests, and has made its own independent examination, investigation, analysis and evaluation of YERR and the Contributed Interests, including its own estimate of the value of the Contributed Interests. The General Partner has undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of YERR) as the General Partner deems adequate. The General Partner acknowledges that the Contributed Interests have not been registered under applicable federal and state securities laws and that the Contributed Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws. The General Partner is acquiring the Contributed Interests for its own account and not with a view toward or for offer or sale in connection with any distribution thereof, or with any present intention of distributing or selling the Contributed Interests in violation of federal or state securities laws. Neither the General Partner nor the General Partner is a party to any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Contributed Interests.

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4.9       SEC Reports. The Acquirer has timely furnished or filed all forms, registration statements, reports, schedules and other documents required to be furnished or filed by it under the Exchange Act or the Securities Act with the Commission since July 30, 2015 (all such documents filed prior to the date hereof, collectively the "SEC Documents"). The SEC Documents, at the time filed (or in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected or superseded by a subsequent SEC Document) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. Any audited or unaudited financial statements and any notes thereto or schedules included in the SEC Documents (the "Acquirer Financial Statements"), at the time filed, (A) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (B) were prepared in accordance with GAAP applied on a consistent basis during the periods presented thereby (except as may be indicated in the notes thereto or, in the case of unaudited statements, subject to normal year-end audit adjustments or otherwise as permitted by Form 10-Q of the Commission) and (C) fairly present (subject in the case of unaudited statements to normal and recurring audit adjustments) in all material respects the consolidated financial position of the Acquirer and its consolidated subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Salberg & Company is the independent registered public accounting firm that performs auditing services for the Acquirer and has not resigned or been dismissed as independent registered public accountants of the Acquirer as a result of or in connection with any disagreement with the Acquirer on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

4.10      No Material Adverse Change. Except as set forth in or contemplated by the Conversion and as contemplated by this Agreement, since June 30, 2016, the business of the Acquirer and its Subsidiaries, as applicable, has been conducted only in the ordinary course of business and there has not been any (a) Acquirer Material Adverse Effect, (b) acquisition or disposition of any material asset by the Acquirer or any of its Subsidiaries or any contract or arrangement therefore, other than in the ordinary course of business, (c) material change in any of the Acquirer's accounting principles, practices or methods except to the extent required in accordance with GAAP, (d) incurrence of material indebtedness other than in the ordinary course of business, (e) amendment, or approval of any amendment, to the Organizational Documents of the Acquirer, (f) material legal, regulatory or other similar proceedings for which the Acquirer has been served or (g) material disputes, claims, audits or investigations, whether administrative, judicial or otherwise, instituted or threatened by or against or affecting the Acquirer.

4.11      No Other Representations or Warranties; Schedules. Except as set forth in this Article IV, the Acquirer does not make any other express or implied representation or warranty with respect to the New Common Units or the Transactions, and the Acquirer disclaims any other representations or warranties with respect thereto.

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ARTICLE V
COVENANTS, ETC

5.1        Conduct of Business. During the period commencing on the date hereof and ending on the Closing Date (the "Pre-Closing Period") the Contributor and its Affiliates shall operate the Business in the ordinary course of business and shall use their respective commercially reasonable efforts to preserve intact relationships with lessors, contractors, customers, suppliers and other Persons who have business relationships with the Contributor or relating to the Business, including applicable regulatory agencies, and to preserve, maintain and protect the value of the Contributed Assets. Without limiting the generality or effect of the previous sentence, during the Pre-Closing Period, the Contributor shall not, except (i) as set forth on Schedule 5.1, (ii) as otherwise contemplated by this Agreement, (iii) as required by Law or (iv) with the prior written consent of the Acquirer (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)        amend or allow to be amended the Organizational Documents of YERR except to meet the requirements of section 5.5 below;

(b)        cause or permit the merger or consolidation of YERR with or into any other Person or liquidate, dissolve or recapitalize YERR or otherwise wind up the Business;

(c)        cause or permit YERR to acquire (including, without limitation, by merger, consolidation or the acquisition of any equity interest or assets), sell, assign, transfer, lease or otherwise dispose of any assets, other than in the ordinary course of business;

(d)        dispose of any YERR Asset, other than in the ordinary course of business, provided that any Contributed Assets disposed pursuant to this clause have a value less than $100,000 individually and $500,000 in the aggregate;

(e)        permit or allow any Lien against any Contributed Asset or any asset owned by YERR other than a Permitted Lien or any Lien that will be terminated and released prior to the Closing;

(f)         issue, transfer, sell, deliver or otherwise dispose of (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any equity interests in YERR or securities, options, warrants, calls or other rights to purchase equity interests in YERR (including any notes, bonds or other securities or obligations convertible into or exchangeable for any equity interests in YERR);

(k)        agree, whether in writing or otherwise, to do any of the foregoing.

5.2        Financial Statements. The Contributor shall permit the Acquirer and its representatives to contact the Contributor's accountants and employees, and shall cause such accountants and employees to discuss, cooperate and provide information reasonably requested by the Acquirer or its representatives, in order for the Acquirer to prepare audited and unaudited historical financial statements for the Business and pro forma financial statements of the Acquirer, in each case that meet the requirements of Regulation S-X promulgated under the Securities Act. The Contributor shall cause its accountants and employees to cooperate with the Acquirer with regard to responding to any comments from the Commission on the financial statements of the Business. The Acquirer shall be responsible for and shall pay for or reimburse the Contributor for all out-of-pocket costs incurred by the Contributor in connection with the preparation and audit of any such financial statements (including reasonable accountants' fees). The obligations of the Contributor under this Section 5.2 shall survive for three (3) years after the Closing.

5.3        Construction MOU. During the Closing Period, the Parties will outline the following material terms of the Construction Agreement in the Construction MOU:

(a)        Scope of the construction to be completed for the Business;

(b)        The projected budgets for the construction to be completed for the Business;

(c)        The schedule for completion of the construction for the Business.

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5.4        Access. From the date of this Agreement until the Closing Date, the Contributor and Acquirer shall, upon reasonable advance notice by the other, (a) provide the other and its representatives reasonable access, during normal business hours, to their books and records, and (b) furnish to the other such documents and information in their possession or control or of their Affiliates concerning their assets and operations as the other from time to time may reasonably request, but only to the extent that such compliance with the covenants in clause (a) and (b) above without breaching any confidentiality obligation binding upon them or their Affiliates.

5.5        Contributed Stock Dividend. Subject to approval by the majority shareholder of the Contributor, the parties shall work to agree on a dividend policy for the Contributor's common stock to become effective after 3 years that will be proportionate to distributions to the Contributor for its New Acquisition Units when the distributions thereon vest while also taking into account interest payments on the Contributed Note.

5.6        Further Assurances. On and after the Closing Date, the Parties shall cooperate and use their respective commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to make effective the Transactions, including (i) the execution of any additional assignment or similar documents or instruments of transfer of any kind, (ii) without limiting the generality of Section 5.9, the obtaining of consents which may be reasonably necessary or appropriate to consummate the Transactions and (iii) the taking of all such other actions as such Party may reasonably be requested to take by the other Party from to time to time, consistent with the terms of this Agreement and the other Transaction Documents, in order to effectuate the Transactions.

5.7        Senior Listing. The Acquirer and the Contributor will use its commercially reasonable efforts to obtain approval for listing, subject to notice of issuance, of the New Acquisition Units and the Contributed Stock, respectively, on a senior exchange such as NASDAQ or New York Stock Exchange.

5.8        Tax Covenants.

(a)        The Parties intend that for United States federal income tax purposes, (i) the YERR Contribution shall be treated as a contribution by the Contributor to the Acquirer pursuant to Section 721(a) of the Code, subject to Section 707 of the Code, and (ii) the payment of the Cash Consideration shall be treated (i) as a reimbursement of the Contributor's preformation expenditures within the meaning of Treasury Regulation sections 1.707-4(d) to the greatest extent applicable, and (iii) in a transaction subject to treatment under Section 707(a) of the Code, and its implementing Treasury Regulations, as in part a sale, and in part a contribution, by the Contributor of the YERR Contribution. The Parties agree to file all Tax Returns and otherwise act at all times in a manner consistent with this intended treatment of the YERR Contribution and the Cash Consideration including disclosing the distribution of the Cash Consideration in accordance with the requirements of Treasury Regulation section 1.707-3(c)(2).

5.9        Construction Financing for the Business. Acquirer and/or Wight Construction will procure up to One Billion Dollars ($1,000,000,000.00) in construction financing, or series of construction financings, for the Business, at approximately Two Hundred Million Dollars ($200,000,000.00) per year of new financing, and may use the Contributed Stock and Contributed Note as collateral for the financing along with the Business assets on customary terms and conditions. Within a commercially reasonable time after the Closing, Acquirer and/or Wight Construction will provide Contributor with proof of credit facilities of at least Five Hundred Million Dollars ($500,000,000.00). Such financing shall also include an allocation by the General Partner of Fifty Million Dollars ($50,000,000.00) from its Five Hundred Million ($500,000,000 USD) committed sale-leaseback financing (which is subject to the General Partner achieving a BBB (triple B) credit rating for its consolidated assets) into a segregated account to be used by YERR for the purposes of helping YERR meet NASDAQ listing qualifications, which shall be returned to the Business Working Capital Fund if and when it is no longer needed for such qualification.

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ARTICLE VI

CONDITIONS TO CLOSING

6.1        Conditions to Each Party's Obligation to Effect the Transactions. The respective obligation of each Party to proceed with the Closing is subject to the satisfaction or waiver by each of the Parties (subject to applicable Laws) at or prior to the Closing of all of the following conditions:

(a)        the Contributor and the Acquirer shall have performed or complied with, in all material respects, the covenants and agreements contained in this Agreement required to be performed or complied with by it at or prior to the Closing;

(b)        (i) the Fundamental Representations shall be true and correct (without regard to qualifications as to materiality or Material Adverse Effect contained therein) in all respects as of the date of this Agreement and the Closing with the same effect as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) the other representations and warranties of the Contributor and Acquirer made in this Agreement shall be true and correct (without regard to qualifications as to materiality or Material Adverse Effect contained therein) as of the date of this Agreement and the Closing with the same effect as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of clause (ii) where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect;

(c)        the Contributor and Acquirer shall have delivered or caused the delivery of the Closing deliverables set forth in Section 7.2; and

(d)        between the date hereof and the Closing Date, there shall not have been a Material Adverse Effect.

ARTICLE VII
CLOSING

7.1        Closing. Subject to the terms and conditions of this Agreement and unless otherwise agreed in writing by the Contributor and the Acquirer, the closing (the "Closing") of the Transactions will be held at a mutually agreed location on the later to occur of (i) October 21, 2016 or (ii) two (2) business days after the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. Upon the occurrence of the Closing, the time and date that the Transactions become effective shall be the Effective Time. The date on which the Closing occurs is referred to as the "Closing Date."

7.2        Deliveries by the Contributor. At the Closing, the Contributor will deliver (or cause to be delivered) the following:

(a)        a Certificate representing 50,000,000 shares of the Contributed Stock in the name of Wight Construction;

(b)        the Contributed Note;

(c)        a counterpart to the Construction MOU;

(d)        a certificate dated the Closing Date and signed by an authorized officer of the Contributor confirming the matters set forth in clauses (a), (b) and (d) of Section 6.1;

(h)        an executed statement described in Treasury Regulation section 1.1445-2(b)(2) certifying that the Contributor is neither a disregarded entity nor a foreign person within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury regulations promulgated thereunder;

(i)         an transfer agent instruction letter for the reservation of 10,000,000 shares of the Contributed Stock and an additional 50,000,000 shares for the Conversion Reserve Shares; and

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(j)         such other documents, certificates and other instruments as may be reasonably requested by the Acquirer prior to the Closing to carry out the intent and purposes of this Agreement.

7.3        Deliveries by the Acquirer. At the Closing, the Acquirer will deliver (or cause to be delivered) the following:

(a)      the Cash Investment, by wire transfer of immediately available funds to an account specified in advance by the Contributor, or within 2 business days of the $2 million sales proceeds from the sale of at least $12 million USD worth of the Acquirer's warrants;

(b)      the New Acquisition Units, by issuance of such New Acquisition Units (in book-entry form) to the Contributor, by instruction to the Acquirer's transfer agent or otherwise, and evidence of such issuance that is reasonably satisfactory to the Contributor;

(c)      a counterpart to the Construction MOU;

(i)       a certificate dated the Closing Date and signed by an authorized officer of the General Partner confirming the matters set forth in clauses (a), (b) and (d) of Section 6.1; and

(j)       such other documents, certificates and other instruments as may be reasonably requested by the Contributor prior to the Closing to carry out the intent and purposes of this Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1        Indemnification of the Contributor and Other Parties. From and after the Effective Time, subject to the other provisions of this Article VIII, the Acquirer shall indemnify and hold the Contributor, the Contributor's Affiliates and each of their directors, officers, employees, agents and representatives (in their capacities as such) (collectively, the "Contributor Indemnitees") harmless from and against any and all damages, losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including court costs and reasonable attorneys', accountants' and other experts' fees and expenses of investigation, defending and prosecuting Litigation (collectively, the "Damages"), suffered by the Contributor Indemnitees as a result of, caused by, arising out of, or in any way relating to:

(a)        any breach or inaccuracy of a representation or warranty of the Acquirer or any of its Affiliates in this Agreement or any Transaction Document;

(b)        any breach of any agreement or covenant in this Agreement or any Transaction Document on the part of the Acquirer or any of its Affiliates; or

(c)        any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party against the Contributor or any of its Affiliates that pertains to the operation of the Business or the ownership of the Contributed Interests and the Contributed Assets, except, in the case of this clause (c), to the extent arising out of the breach by the Contributor of any of the representations, warranties or covenants of the Contributor set forth in this Agreement.

8.2        Indemnification of the Acquirer and other Parties. From and after the Effective Time, subject to the other provisions of this Article VIII, the Contributor shall indemnify and hold the Acquirer and the Acquirer's Affiliates and each of their directors, officers, employees, agents and representatives (in their capacities as such) (collectively, the "Acquirer Indemnitees") harmless from and against any and all Damages suffered by the Acquirer Indemnitees as a result of, caused by, arising out of, or in any way relating to:

(a)        any breach of a representation or warranty of the Contributor or any of its Affiliates in this Agreement or any Transaction Document; or

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(b)        any breach of any agreement or covenant in this Agreement or any Transaction Document on the part of the Contributor or any of its Affiliates.

8.3        Demands. Each indemnified party agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third-party actions being collectively referred to herein as the "Indemnity Claim"), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Indemnity Claim to the extent the indemnified party failed to notify the indemnifying party in accordance with the provisions of this Agreement and that failure to notify actually results in material prejudice or damage to the indemnifying party.

8.4        Right to Contest and Defend.

(a)        The indemnifying party shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, however, that notice of the intention to so contest or defend shall be delivered by the indemnifying party to the indemnified party within twenty (20) days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest or defense may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest or defense shall be conducted and prosecuted diligently to a final conclusion or settled in accordance with this Section 8.4 by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right (but not the obligation) to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect to legal proceedings relating to any Indemnity Claim for which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense or injunctive relief. If the indemnifying party does not elect to contest or defend any such Indemnity Claim or elects to contest or defend such Indemnity Claim but fails diligently and promptly to prosecute or settle such claim, the indemnified party may pursue such defense and the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party shall have assumed the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge thereof that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and that would not otherwise adversely affect the indemnified party in its sole discretion.

(b)        Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an Order, injunction or other equitable relief or relief for other than money damages against the indemnified party that the indemnified party reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

8.5        Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting or defending against any Indemnity Claim that the indemnifying party elects to contest or defend or, if appropriate, in making any counterclaim against the Person asserting the Indemnity Claim, or any cross-complaint against any Person, and the indemnifying party will reimburse the indemnified party for reasonable expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall reasonably cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.

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8.6        Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such Persons. The indemnifying party agrees to provide the same participation rights to the indemnified party and its counsel with respect to any Indemnity Claims that the indemnifying party elects to contest or defend in accordance with Section 8.4(a).

8.7        Reimbursements. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all reimbursements (including, without limitation, insurance proceeds) received by the indemnified party related to the Damages (net of any costs of recovering such reimbursements).

8.8        Limitations on Indemnification.

(a)        To the extent the Acquirer Indemnitees or the Contributor Indemnitees are entitled to indemnification for Damages pursuant to Section 8.2(a) (but not including Damages for breaches of Fundamental Representations) or Section 8.1(a) (but not including Damages for breaches of Acquirer Fundamental Representations), respectively, the Contributor or the Acquirer, as the case may be, shall not be liable for those Damages unless the aggregate amount of Damages exceeds $1,000,000 (the "Deductible"), and then only to the extent of any such excess; provided, however, that no indemnified party shall submit a claim for indemnification to the indemnifying party unless the Damages in respect of such claim (or series of related claims) exceeds $50,000 (each such claim (or series of related claims) with Damages that does not exceed $50,000, a "De Minimis Claim"); provided, further, that neither the Contributor nor the Acquirer shall be liable for Damages pursuant to Section 8.2(a) (but not including Damages for breaches of Fundamental Representations) or Section 8.1(a) (but not including Damages for breaches of Acquirer Fundamental Representations), respectively, that exceed, in the aggregate, $5,000,000 (the "Cap").

(b)        Notwithstanding clause (a) above, to the extent the Acquirer Indemnitees or the Contributor Indemnitees are entitled to indemnification for Damages for claims arising from fraud or related to or arising from Taxes (including, without limitation, in the case of the Acquirer Indemnitees, Damages for breach of the representations or warranties in Section 3.12), the Contributor or the Acquirer, as the case may be, shall be fully liable for such Damages without regard to the Deductible, the Cap or the limitations in clause (a) with respect to De Minimis Claims. For the avoidance of doubt, the Contributor shall be fully liable for Damages pursuant to Section 8.2(b) and for breaches of Fundamental Representations without regard to the Deductible, the Cap or the limitations in clause (a) with respect to De Minimis Claims and the Acquirer shall be fully liable for Damages pursuant to Sections 8.1(b) or 8.1(c) and for breaches of Acquirer Fundamental Representations without regard to the Deductible, the Cap or the limitations in clause (a) with respect to De Minimis Claims.

(c)        Neither Party will be liable as an indemnitor, and each Party hereby waives claims against the other Party, under this Agreement for any consequential, incidental, special, indirect, exemplary or punitive damages based on any theory of liability (including lost profits) suffered or incurred by the indemnified party or parties except to the extent resulting from Indemnity Claims.

8.9        Survival.

(a)        The liability of the Contributor for the breach of any of the representations and warranties of the Contributor set forth in Article III other than the Fundamental Representations and the matters set forth in Section 3.12 (Taxes) shall be limited to claims for which the Acquirer delivers written notice to the Contributor on or before the date that is twelve (12) months after the Closing Date. The liability of the Contributor for Damages for claims related to or arising from Taxes (including, without limitation, Damages for claims for breach of covenants or breach of the representations or warranties in Section 3.12) shall be limited to claims for which the Acquirer delivers written notice to the Contributor on or before the date that is ninety (90) days after the expiration of the applicable statute of limitations for assessment of the applicable Tax. The liability of the Contributor for claims pursuant to Section 8.2(b) or for breach of Fundamental Representations shall not be limited as to time and shall continue indefinitely.

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(b)        The liability of the Acquirer for the breach of any of the representations and warranties of the Acquirer set forth in Article IV shall be limited to claims for which the Contributor delivers written notice to the Acquirer on or before the date that is three (3) years after the Closing Date. The liability of the Acquirer for claims pursuant to Sections 8.1(b) or 8.1(c) and for breaches of Acquirer Fundamental Representations shall not be limited as to time and shall continue indefinitely.

(c)        Notwithstanding Sections 8.9(a) and 8.9(b), if the Acquirer or the Contributor, as applicable, delivers written notice in reasonable detail to the other party of a claim for indemnification on or prior to the applicable expiration date for such claim, such claim (and the indemnifying party's liability with regard thereto) shall survive until finally resolved.

8.10      Sole Remedy. After the Closing, no Party shall have liability under this Agreement or the transactions contemplated hereby except as is provided in Section 5.8 or this Article VIII (other than claims or causes of action arising from fraud, and other than claims for specific performance or claims arising under any Transaction Documents (other than this Agreement) (which claims shall be subject to the liability provisions of such Transaction Documents)). THE PARTIES AGREE THAT THE RESTRICTIONS AND LIMITATIONS ON DAMAGES CONTAINED HEREIN DO NOT DEPRIVE THE PARTIES OF MINIMUM ADEQUATE REMEDIES UNDER DELAWARE UCC SECTION 2-719 OR OTHER APPLICABLE LAW.

8.11     Express Negligence Rule. THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. THE ACQUIRER AND THE CONTRIBUTOR ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

8.12      Knowledge. The Acquirer Indemnitees' and the Contributor Indemnitees' rights under this Agreement or otherwise shall not be diminished by any investigation performed or knowledge acquired or capable of being acquired, whether before or after the date of this Agreement, regarding the accuracy or inaccuracy of any representation or warranty or the performance or non-performance of any covenant.

ARTICLE IX
TERMINATION

9.1        Events of Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)        by mutual written consent of the Contributor and the Acquirer;

(b)        by either the Contributor or the Acquirer in writing after the sixtieth (60th) day following the date hereof, if the Closing has not occurred by that date, provided that as of such date the terminating Party or its Affiliates is not in material breach of its representations, warranties or covenants under this Agreement;

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(c)        by either the Contributor or the Acquirer in writing without prejudice to other rights and remedies the terminating Party or its Affiliates may have (provided the terminating Party and its Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other Party or its Affiliates, as applicable, shall have (i) materially failed to perform its covenants or agreements contained herein required to be performed by such Party or its Affiliates at or prior to the Closing or (ii) materially breached any of its representations or warranties contained herein that has prevented the satisfaction, or would give rise to the failure, of any condition to the obligations of the terminating Party at the Closing; provided, however, that in the case of clauses (i) or (ii), the breaching Party shall have a period of thirty (30) days following written notice from the non-defaulting Party during which to cure any breach of this Agreement if the breach is curable; or

(d)        by either the Contributor or the Acquirer in writing, without liability, if there shall be any Order binding on any Party that prohibits or restrains such Party from consummating the Transactions; provided, however, that the applicable Party shall have used its reasonable best efforts to have any such Order removed but it shall not have been removed within thirty (30) days after entry by the Governmental Authority.

9.2        Effect of Termination. In the event of the termination of this Agreement by a Party as provided in Section 9.1, this Agreement shall thereafter become void except for this Section 9.2 and Article X. Nothing in this Section 9.2 shall be deemed to release any Party from any liability for any willful and material inaccuracy, violation or breach by such Party of the terms and provisions of this Agreement, or to impair any rights of any Party under this Agreement.

ARTICLE X

MISCELLANEOUS

10.1      Expenses. Unless otherwise specifically provided in this Agreement, each Party shall pay its own expenses incident to this Agreement or the other Transaction Documents and all action taken in preparation for effecting the provisions of this Agreement and the other Transaction Documents.

10.2      Notices. Unless otherwise specifically provided in this Agreement, any notice, request, instruction, correspondence or other document to be given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered (with written confirmation of receipt); or (ii) delivered by a recognized overnight delivery service (delivery fees prepaid), in either case to the appropriate address set forth below:

If to the Contributor, addressed to:

Yangtze River Development Limited

183 Broadway, Suite 5

New York, NY 10005

With a copy (which shall not constitute notice) to:

If to the Acquirer, addressed to:

Armada Enterprises GP, LLC

40 Wall Street, 28th Floor.

New York, NY 10005

Attn: General Counsel

Any Party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

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10.3      Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)        This Agreement shall be governed and construed in accordance with the substantive laws of the State of New York without reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction.

(b)        THE PARTIES VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN NEW YORK COUNTY, NEW YORK, OVER ANY DISPUTE BETWEEN OR AMONG THE PARTIES ARISING OUT OF THIS AGREEMENT, OTHER THAN A DISPUTE SUBJECT TO SECTION 10.4, AND EACH PARTY IRREVOCABLY AGREES THAT ALL SUCH CLAIMS IN RESPECT OF SUCH DISPUTE SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE ARISING OUT OF THIS AGREEMENT BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(c)        EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY DISPUTE OR OTHER PROCEEDING RELATED THERETO BROUGHT IN CONNECTION WITH THIS AGREEMENT.

10.4      Arbitration. Any dispute, controversy or claim, of any and every kind or type, whether based on contract, tort, statute, regulations, or otherwise, between the Parties, arising out of, connected with, or relating in any way to this Agreement or the obligations of the Parties hereunder, including any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination or enforceability of this Agreement (in each case, a "Dispute"), shall be resolved solely and exclusively in accordance with the procedures specified in this Section 10.4. The Parties shall attempt in good faith to resolve any Dispute by mutual discussions within thirty (30) days after the date that one Party gives written notice to the other Parties of such a Dispute in accordance with Section 10.2. If the Dispute is not resolved within such thirty (30) day period, or such longer period that may subsequently be agreed to in writing by the parties to the Dispute, the Dispute shall be finally settled by arbitration administered by JAMS under its Comprehensive Arbitration Rules & Procedures, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration shall be held in New York City, New York, and presided over by three (3) arbitrators. If the Dispute is not settled within the above operative time period, the Party providing the aforesaid notice or the Parties receiving such notice may initiate the arbitration with JAMS. The Party who initiates the arbitration with JAMS shall also provide notice to JAMS and the opposing Party at the time of the initiation of the arbitration of the name of the Party selected arbitrator. The opposing Party shall file their answering statement with JAMS within forty-five (45) days of their receipt of the notice of filing from JAMS. The name of their party appointed arbitrator shall be included in such answering statement. The two Party-appointed arbitrators shall select a third arbitrator, who shall serve as the chairperson. The arbitration award shall identify whether there is a prevailing party in the arbitration and include an award in favor of such prevailing party and against each losing party, jointly and severally, for costs and expenses, including the actual litigation fees and costs (including reasonable attorney fees) the prevailing party incurred, excluding any contingent or deferred fees and costs. This agreement to arbitrate shall be binding upon the successors, assignees and any trustee or receiver of any Party.

10.5      Public Statements. The Parties shall consult with each other and no Party shall issue any public announcement or statement with respect to the Transactions without the consent of the other Party, which shall not be unreasonably withheld or delayed, unless the Party desiring to make such announcement or statement, after seeking such consent from the other Party, obtains advice from legal counsel that a public announcement or statement is required by applicable Law or securities exchange regulations. The Parties will consult with each other as to the filing of their respective requisite 8-Ks.

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10.6      Form of Payment. All payments hereunder shall be made in United States dollars and, unless the Parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds on the date such payment is due to such account as the Party receiving payment may designate at least three (3) days prior to the proposed date of payment.

10.7      Entire Agreement; Amendments and Waivers. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, (a) constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and (b) are not intended to confer upon any other Person any rights or remedies hereunder except as Article VIII or Article X contemplates or except as otherwise expressly provided herein or therein. Each Party agrees that (i) no other Party (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the Transactions, other than those expressly set forth in the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, and (ii) such Party has not relied upon any representation, warranty, covenant or agreement relating to this Agreement or the transactions contemplated hereby other than those referred to in clause (i) above. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

10.8      Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party without the prior written consent of the other Party.

10.9      Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall meet promptly and negotiate substitute provisions for those rendered or declared illegal or unenforceable that gives effect to the intent of the Parties to the maximum extent permitted by applicable Law, but all of the remaining provisions of this Agreement shall remain in full force and effect and will not be affected or impaired in any way thereby. To the extent permitted by applicable Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

10.10    Interpretation.

(a)        The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement, and, therefore, the Parties waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(b)        The words "this Agreement," "herein," "hereby," "hereunder" and "hereof:' and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Article," "this Section" and "this clause," and words of similar import, refer only to the Article, Section or clause hereof in which such words occur. Unless the context otherwise demands, the word "or" is exclusive and the word "including" (in its various forms) means including without limitation.

(c)        Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(d)        References herein to any Person shall include such Person's successors and permitted assigns; provided, however, that nothing contained in this clause (d) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

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(e)        References herein to any Law shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.

(f)         References herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed on any schedule hereto, all such amendments, supplements or modifications must also be listed on such schedule.

(g)        Each representation, warranty, covenant and agreement contained in this Agreement will have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.

(h)        Unless otherwise expressly provided herein to the contrary, accounting terms shall have the meaning given by GAAP.

10.11    Headings and Schedules. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules referred to herein are attached hereto and incorporated herein by this reference, and the matters disclosed in those schedules shall be deemed to qualify the representation or warranty to which they expressly relate and any other representation or warranty, but only to the extent that it is reasonably apparent on its face that such disclosure is applicable to such other representation or warranty. The Parties acknowledge and agree that the schedules may include certain items and information solely for informational purposes for the convenience of the Parties.

10.12   Counterparts. This Agreement may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a ".pdf' format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf' signature page were an original thereof.

10.13    Determinations by the Acquirer. With respect to any notice, consent, approval or waiver that is required to be or may be taken or given by the Acquirer (a) pursuant to the terms of this Agreement at or prior to the Effective Time or (b) pursuant to Article VIII after the Effective Time, such notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Acquirer.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

YANGTZE RIVER DEVELOPMENT, LTD

By:	/s/ Xiangyao Liu
Name:	Xiangyao Liu
Title:	Chief Executive Officer

ARMADA ENTERPRISES GP, LLC

By:	/s/ George Wight
Name:	George Wight
Title:	Managing General Partner

WIGHT INTERNATIONAL CONSTRUCTION, LLC
By: Armada Enterprises GP, LLC

By:	/s/ George Wight
Name:	George Wight
Title:	Managing General Partner

SIGNATURE PAGE TO THE
CONTRIBUTION AGREEMENT

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SCHEDULE A

VESTING SCHEDULE FOR THE NEW ACQUISITION UNITS

To Be Completed Prior to the Closing upon completion of the Construction MOA

EXHIBIT A

SCHEDULE 1.1(a)

KNOWLEDGE PERSONS

SCHEDULE 2.3(a)(ii)

CAPITAL EXPENDITURES PROJECTS

SCHEDULE 2.4

ASSUMED CONTRACTS AND LEASES

SCHEDULE 3.3

NON-CONTRAVENTION

SCHEDULE 3.4

CONSENTS

SCHEDULE 3.5

LITIGATION

NONE

SCHEDULE 3.8(B)-1

REAL PROPERTY

SCHEDULE 3.8(b)-2

LIENS

NONE

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SCHEDULE 3.12(B)
TAXES

NONE

29

SCHEDULE 3.12(C)
TAX AUDITS

NONE

30

SCHEDULE 3.12(D)
TAX WAIVERS

NONE

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SCHEDULE 3.12(g)

AFFILIATED GROUP TAX RETURN

SCHEDULE 3.13(a)

MATERIAL CONTRACTS

SCHEDULE 3.13(b)

TERMINATION OF MATERIAL CONTRACTS

SCHEDULE 3.14

ADVERSE CHANGES

NONE

SCHEDULE 4.3

NON-CONTRAVENTION

NONE

SCHEDULE 5.1

CONDUCT OF BUSINESS

SCHEDULE 5.11(a)

TRANSFERRING EMPLOYEES

SCHEDULE 6.1(c)

CLOSING CONDITION CONSENTS

The consents set forth on Schedule 3.4.

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